Exhibit 99.1

AMC ENTERTAINMENT INC.
CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED MARCH 30, 2006 AND MARCH 31, 2005

(Dollars in thousands)	Pro Forma Thirteen Weeks Ended March 30, 2006	Pro Forma Thirteen Weeks Ended March 31, 2005	Pro Forma Fifty-two Weeks Ended March 30, 2006	Pro Forma Fifty-two Weeks Ended March 31, 2005
	(UNAUDITED)
Admissions	$375,706	$390,239	$1,602,279	$1,737,361
Concessions	154,116	157,085	653,316	690,455
Other	22,311	21,942	132,457	104,174
Total revenues	552,133	569,266	2,388,052	2,531,990

Cost of operations	361,032	366,137	1,534,504	1,606,952
Rent	111,358	103,711	434,204	421,873
General and administrative:
M&A Costs	10,101	2,744	18,023	8,098
Management Fee	1,250	1,250	5,000	5,000
Other	14,802	23,937	76,718	89,935
Preopening expense	2,521	82	10,635	2,553
Theatre and other closure expense	(789)	1,135	601	12,025
Restructuring charge	45	4,946	3,980	5,053
Depreciation and amortization	67,827	75,276	282,285	291,936
Impairment of long-lived assets	11,974	—	11,974	—
Disposition of assets and other gains	(1,067)	(302)	(1,300)	(5,274)
Total costs and expenses	579,054	578,916	2,376,624	2,438,151

Other expense (income)	2,148	(6,778)	(9,818)	(6,778)
Interest expense	52,047	50,073	205,616	209,483
Investment expense (income)	2,308	(142)	5,385	(5,880)
Total other expense	56,503	43,153	201,183	196,825

Loss from continuing operations before income taxes	(83,424)	(52,803)	(189,755)	(102,986)
Income tax provision (benefit)	—	—	10,055	11,461
Loss from continuing operations	(83,424)	(52,803)	(199,810)	(114,447)
Income (loss) from discontinued operations, net of income taxes	28	106	(22,409)	(230)
Net loss	$(83,396)	$(52,697)	$(222,219)	$(114,677)
Operating Data (at period end):
Average screens - continuing operations	5,095	5,155	5,138	5,134
Number of screens operated			5,829	5,750
Number of theatres operated			428	430
Screens per theatre			13.6	13.4
Attendance (in thousands) - continuing operations	56,849	61,476	243,545	273,947